                                                                    Exhibit 5.1


                      [On Morrison & Foerster Letterhead]

                               [March, 10, 1999]


Cheap Tickets, Inc.
1440 Kapiolani Boulevard, Suite 800
Honolulu, Hawaii 96814


     Re:  Registration Statement on Form S-1
          No. 333-70841


Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 of Cheap Tickets, Inc., a Delaware corporation (the "Company"), initially filed with the Securities and Exchange Commission on January 20, 1999, and all amendments thereto (collectively, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 4,025,000 shares (the "Stock") of the Company's common stock, $.001 par value (including up to 525,000 shares subject to the underwriters' over-allotment option). The Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

     As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Stock.

     We are of the opinion that the shares of Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein.


                              Very truly yours,

                              /s/  Morrison & Foerster LLP

                              Morrison & Foerster LLP